Bionano Genomics Reports First Quarter 2020 Financial Results and Provides Business Update

Company to host conference call today, Thursday, June 18, at 4:30 pm ET

SAN DIEGO, June 18, 2020 - Bionano Genomics, Inc. (NASDAQ: BNGO), a life sciences instrumentation company that develops and markets Saphyr®, a platform for ultra-sensitive and ultra-specific structural variation detection in genome analysis, today reported its financial results for the first quarter ended March 31, 2020 and provided a business update.

Recent Business Highlights

•	From January 1, 2020 through June 18, 2020, processed a 416 customer samples compared to a total of 212 customer samples in 2019.

•	Since commercial launch of Saphyr through March 31, 2020, shipped 116 Saphyr instruments, of which 83 have been installed.

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In April 2020, completed an underwritten public offering of common stock, pre-funded warrants to purchase shares of common stock, and accompanying common warrants, resulting in approximately $18 million in gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

•	Retired $2.1 million of term loan debt in March 2020 and $2.9 million of term loan debt in April 2020, for an aggregate total of $5.0 million.

•	In April 2020, received loan proceeds of approximately $1.77 million pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act.

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Presented data at the European Society of Human Genetics (ESHG) Conference showing 100% concordance between the Saphyr system and standard cytogenetics in leukemias and constitutional aberrations. This is in addition to the data announced from Cancer Genomics Consortium members Drs. Brynn Levy, Columbia University, and Rashmi Kanagal-Shamanna, MD Anderson Cancer Center, that also demonstrated 100% concordance between Bionano Genomics’ optical mapping technology and current gold standard cytogenetic methods in leukemia.

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Strengthened intellectual property with the receipt of US Patent (No. 10,676,352) titled “Nanonozzle Device Arrays: Their Preparation and Use for Macromolecular Analysis,” covering the addition of a detector, such as a nanopore, to Bionano’s patented nanochannels.

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Announced the launch of a global network of studies aiming to identify genomic variants that influence COVID-19 disease resistance, sensitivity, disease progression and drug response. The first study will focus on the Wuhan, China outbreak, and will be performed at the site of Wuhan-based Bionano service provider GrandOmics in collaboration with Bionano Genomics.

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Announced that the University of Iowa Hospitals and Clinics (UIHC) will switch their method of clinical molecular testing for patients with presumed Facioscapulphmeral Muscular Dystrophy (FSHD) to optical mapping using Bionano’s Saphyr System. FSHD affects approximately 1 in 10,000 individuals in the United States.

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Announced that three top European sites adopted Saphyr for cancer, genetics and cytogenetic applications, bringing the total number of Saphyr systems installed at customer sites to 84. The new sites are Curie Institute in Paris, France; NHS Lothian in Edinburgh, Scotland, and MVZ Martinsried in Munich, Germany which have all begun operating Bionano’s system for genome analysis.

•	Announced the appointments of Hannah Mamuszka and Yvonne Linney, Ph.D., to its Board of Directors.

“We are encouraged by the easing of many of the restrictions that were put in place globally due to the COVID-19 pandemic and are hopeful that the disruption to our business as a result of the pandemic will ease as well,” said Erik Holmlin, Ph.D., CEO of Bionano. “We have focused on building customer awareness and demand for our Saphyr system and have seen many examples of our success, but the reality of the broad impact of COVID-19 on corporate capital expenditures has been sobering. The silver lining for us has been the tremendous work and global effort being put forth toward identifying a testing solution for COVID-19, and Bionano has been committed to supporting these efforts. Saphyr is uniquely designed to allow researchers to characterize structural variations of the genome, which can contribute to an understanding of the behavior of the virus and shed light on the body’s reaction to it. We are proud to be part of the consortium in the efforts to find a solution,” Dr. Holmlin concluded.

First Quarter Financial Highlights

Total Revenue. Total revenue was $1.1 million for the three months ended March 31, 2020, compared to $1.8 million for the same period in 2019. The decrease impacted all regions, largely driven by customers temporarily shutting down their lab operations in response to COVID-19 shelter-at-home orders. Below is a summary of changes for the three months ended March 31, 2020 as compared to the same period in 2019:

•	North America revenue decreased by $0.1 million, or 13%;

•	EMEIA revenue decreased by $0.5 million, or 57%; and

•	Asia Pacific revenue decreased by $0.1 million, or 78%.

Cost of Revenue. Total cost of revenue decreased by approximately $0.3 million, or 25%, to $0.9 million for the three months ended March 31, 2020, compared to $1.1 million for the same period in 2019. The decrease in the cost of revenue for the quarter was primarily due to a decrease in the number of instruments units sold during the quarter, which was partially offset by an increase in consumable units sold of 46%.

Operating Expenses. Operating expenses increased by approximately $3.1 million, or 46%, to $10.0 million for the three months ended March 31, 2020, compared to $6.9 million for the same period in 2019. The increase was mainly attributed to higher selling, general, and administrative expense due to headcount additions to our global sales and marketing teams as well as back-office support teams to assist with the growth of our world-wide product distribution. In addition, we recorded bad debt expense of nearly $1.0 million.

Net Loss. Net loss for the three months ended March 31, 2020 was $10.5 million, compared to a net loss of $7.8 million for the same period in 2019.

Cash and cash equivalents. At March 31, 2020, the Company had cash and cash equivalents of $8.1 million compared to cash and cash equivalents of $17.3 million at December 31, 2019.

Conference Call & Webcast Details
Date:            Thursday, June 18, 2020
Time:             4:30 p.m. Eastern Time
Toll Free:        877-407-0784
International:        201-689-8560
Conference ID:    13703823
Webcast:        http://public.viavid.com/index.php?id=139909

About Bionano Genomics
Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. For more information, visit www.bionanogenomics.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the significance of data generated by the Saphyr system; the benefits of the Saphyr system relative to traditional cytogenetic testing methods; the continued adoption of Saphyr for cancer, genetics and cytogenetic applications; our contributions to, and the outcomes of, studies relating to COVID-19; the impact of COVID-19 and related governmental responses on our business; and our efforts to execute on our commercial strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that our sales, revenue, expense and other financial guidance may not be as expected, as well as risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Contacts
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Kirsten Thomas
The Ruth Group
+1 (508) 280-6592
kthomas@theruthgroup.com

Bionano Genomics, Inc.
Consolidated Balance Sheets

	March 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$8,144,000	$17,311,000
Accounts receivable, net	4,115,000	6,334,000
Inventory, net	3,611,000	3,444,000
Prepaid expenses and other current assets	1,112,000	1,169,000
Total current assets	16,982,000	28,258,000
Property and equipment, net	2,120,000	1,950,000
Total assets	$19,102,000	$30,208,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,176,000	$2,699,000
Accrued expenses	2,725,000	3,225,000
Contract liabilities	318,000	358,000
Current portion of long-term debt	16,969,000	20,085,000
Total current liabilities	23,188,000	26,367,000
Long-term contract liabilities	127,000	183,000
Other non-current liabilities	—	44,000
Total liabilities	23,315,000	26,594,000
Total stockholders’ equity (deficit)	(4,213,000)	3,614,000
Total liabilities and stockholders’ equity (deficit)	$19,102,000	$30,208,000

Bionano Genomics, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2020	2019
Revenue:
Product revenue	$983,000	$1,688,000
Other revenue	153,000	165,000
Total revenue	1,136,000	1,853,000
Cost of revenue:
Cost of product revenue	774,000	1,120,000
Cost of other revenue	82,000	27,000
Total cost of revenue	856,000	1,147,000
Operating expense:
Research and development	2,674,000	2,100,000
Selling, general and administrative	7,368,000	4,791,000
Total operating expense	10,042,000	6,891,000
Loss from operations	(9,762,000)	(6,185,000)
Other income (expense):
Interest expense (1)	(761,000)	(273,000)
Loss on debt extinguishment (1)	—	(1,333,000)
Other expense (1)	18,000	(56,000)
Total other income (expense)	(743,000)	(1,662,000)
Loss before income taxes	(10,505,000)	(7,847,000)
Benefit (provision) for income taxes	(5,000)	(5,000)
Net loss	$(10,510,000)	$(7,852,000)

(1) Prior year numbers have been reclassified to conform with the current year presentation.